                                                                      Exhibit 11

                          BATTLE MOUNTAIN GOLD COMPANY
                    COMPUTATION OF EARNINGS PER COMMON SHARE
              (in thousands, except share and per share amounts)


                                             Three Months Ended         Six Months Ended
                                          ------------------------  ------------------------
                                                  June 30,                  June 30,
                                          ------------------------  ------------------------
                                             1995         1994         1995         1994
                                          -----------  -----------  -----------  -----------
PRIMARY EARNINGS PER SHARE
       Earnings
       Net income                         $     7,630  $     3,084  $    10,111  $     5,932
       Deduct dividends on preferred
        shares                                  1,869        1,869        3,737        3,738
                                          -----------  -----------  -----------  -----------
       Net income applicable to common
        stock                             $     5,761  $     1,215  $     6,373  $     2,194
                                          ===========  ===========  ===========  ===========
Shares
       Weighted average number of
        common shares outstanding          80,994,743   80,601,074   80,972,312   80,478,707
       Assuming exercise of stock
        options reduced by the
        number of shares which could
        have been purchased
        with the proceeds from exercise
        of such options                       479,218      558,404      489,893      537,564
       Assuming conversion of 6%
        convertible debentures              4,848,485    4,848,485    4,848,485    4,848,485
                                          -----------  -----------  -----------  -----------
       Weighted average number of
        common shares
        outstanding, as adjusted           86,322,447   86,007,963   86,310,690   85,864,756
                                          ===========  ===========  ===========  ===========
      Primary earnings per common share          $.07         $.01         $.07         $.03
                                          ===========  ===========  ===========  ===========

FULLY DILUTED EARNINGS PER SHARE (1)
Earnings
       Net income                         $     7,630  $     3,084  $    10,111  $     5,932
                                          ===========  ===========  ===========  ===========
Shares
       Weighted average number of
        common shares outstanding          80,994,743   80,601,074   80,972,312   80,478,707
       Assuming conversion of 6%
        convertible debentures              4,848,485    4,848,485    4,848,485    4,848,485
       Assuming exercise of stock
        options reduced by the
        number of shares which could
        have been purchased
        with the proceeds from exercise
        of such options                       535,823      569,460      523,929      556,123
       Assuming conversion of preferred
        stock                              10,952,600   10,952,600   10,952,600   10,952,600
                                          -----------  -----------  -----------  -----------
       Weighted average number of
        common shares
        outstanding, as adjusted           97,331,651   96,971,619   97,297,325   96,835,915
                                          ===========  ===========  ===========  ===========
       Net income per common share
        assuming full dilution                   $.08         $.03         $.10         $.06
                                          ===========  ===========  ===========  ===========

(1) These calculations are submitted in accordance with Regulation S-K Item 601(b)(11) although it is contrary to paragraphs 30 and 40 of APB Opinion No. 15 because it produces an anti-dilutive result.